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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
                 Section 12(g) of the Securities Exchange Act of
                              1934 or Suspension of
             Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                        Commission File Number 000-07093

                             MOD-U-KRAF HOMES, INC.
             (Exact name of registrant as specified in its charter)
                                 822 Pell Avenue
                                  P.O. Box 573
                           Rocky Mount, Virginia 24151
                                 (540) 483-0291
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $1.00 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
         (Title of all other classes of securities covered by this Form)

                                      NONE
                  (Title of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i) [x]      Rule 12h-3(b)(1)(ii) [ ]
                Rule 12g-4(a)(1)(ii)[ ]
                Rule 12g-4(a)(2)(i) [ ]      Rule 12h-3(b)(2)(i)  [ ]
                Rule 12g-4(a)(2)(ii)[ ]      Rule 12h-3(b)(2)(ii) [ ]
                Rule 12h-3(b)(1)(i) [x]      Rule 15d-6 [ ]

Approximate  number of holders of record as of the certification or notice date:
ONE FOLLOWING THE EFFECTIVE TIME OF THE REGISTRANT'S ACQUISITION BY COACHMEN INDUSTRIES, INC. PURSUANT TO THE MERGER OF COACHMEN ACQUISITION CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF COACHMEN INDUSTRIES, INC., WITH AND INTO REGISTRANT.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 10, 2000           BY:   /S/ DALE H. POWELL

                                TITLE:  PRESIDENT

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.